EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Doni Fordyce

L-1 Identity Solutions

203-504-1109

dfordyce@L1ID.com

Steve Lipin

Brunswick Group

212-333-3810

L-1 Identity Solutions Reports Fourth Quarter and 2008 Results

Company Records Q4 2008 Non-Cash Goodwill and Intangible Asset Impairment Charges

STAMFORD, CT. — February 11, 2009 — L-1 Identity Solutions, Inc. (NYSE: ID), a leading supplier of identity solutions and services, today announced financial results for the Company's fourth quarter and full-year ended December 31, 2008.

Revenue for the fourth quarter of 2008 increased to $147.5 million compared to $113.9 million in the fourth quarter of 2007, an increase of $33.6 million of which $29.3 million is the result of acquisitions closed in 2008. Organic growth in revenues in the quarter, excluding acquisitions closed in 2008, represents an increase of 4 percent compared to the fourth quarter of 2007. Revenue for the quarter was driven by a 23 percent increase in enrollment and government consulting services, offset by lower organic growth in the Biometrics division primarily due to unusually large shipments of HIIDE and LiveScan devices in Q4 2007 that created incomparable year-over-year results.

Gross margin in the fourth quarter of 2008 decreased to 28 percent compared to 33 percent for the fourth quarter of 2007. The decrease was due to changes in the revenue mix as previously described.

Adjusted EBITDA for the fourth quarter of 2008 was $23.0 million (excluding the impact of one-time charges related to the Digimarc acquisition) compared to $21.2 million for the same period in the prior year. The increase in Adjusted EBITDA was driven by 23 percent organic growth in the Services business, acquisitions, and offset by previously disclosed decreases from the Biometrics division.

Fourth quarter 2008 operating expenses as a percentage of revenue were 28 percent compared to 27 percent in the fourth quarter of 2007 due to strategic investments made in sales and marketing.

The Company recorded a non-cash charge of $528.6 million in the quarter as a result of its annual impairment review in accordance with the Statement of Financial Accounting Standard (SFAS) No. 142 “Goodwill and Other Intangibles” and SFAS No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets”. The impairment charge is primarily driven by a difficult economic environment and a decrease in the market price of the Company’s stock in the fourth quarter of 2008. The charge is attributable to impairment of goodwill, intangibles and other long-lived assets recorded in connection with an acquisition in the Biometrics division. The non-cash impairment charge does not impact the Company’s ongoing business operations and will not have any impact on its compliance with debt covenants, cash flow or liquidity.

After giving effect to the $528.6 million non-cash non-recurring impairment charge, the Company’s loss for the fourth quarter was $548.8 million, or ($6.55) per diluted share based on 83.8 million diluted shares outstanding. This compared to income of $26.2 million in the fourth quarter of 2007, or $0.35 per diluted share based on 77.7 million shares outstanding. Excluding non-cash non-recurring items in Q4 of 2007 and 2008 resulting from impairment charges and non-recurring tax charge and credit, the net loss would have been $0.12 per diluted share in 2008 and the net income would have been $0.02 per diluted share in 2007.

2008 Full Year Results

Revenue for the twelve months ended December 31, 2008 was $562.9 million compared with $389.5 million for the twelve months ended December 31, 2007, representing an increase of $173.4 million, or 45 percent, of which $60.4 million is the result of acquisitions.  The Company's full-year organic revenue growth of 13 percent excludes acquisitions made in 2008 and includes acquisitions closed in 2007 for the full year of 2007 and 2008. Organic growth in the Secure Credentialing division and in the enrollment and government consulting services businesses was 25 percent for the year, offset by lower organic growth in the Biometrics division primarily due to unusually large shipments of HIIDE and LiveScan devices in Q4 2007 that created incomparable year-over-year results.

Gross margin for 2008 was 30 percent, compared to 31 percent in 2007. The decrease was due to changes in the revenue mix as previously described.

Adjusted EBITDA for 2008 was $83.5 million (excluding the impact of one-time charges related to the Digimarc acquisition), compared to $60.1 million for 2007, representing a 39 percent increase. Operating expenses as a percentage of revenue decreased to 27 percent for the twelve months ended December 31, 2008 from 28 percent for the twelve months ended December 31, 2007, due to improved operating leverage.

For the full year, the Company recorded a non-cash charge of $528.6 million as a result of its annual impairment review in accordance with the Statement of Financial Accounting Standard (SFAS) No. 142 “Goodwill and Other Intangibles” and SFAS No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets”. The impairment charge is primarily driven by a difficult economic environment and a decrease in the market price of the Company’s stock in the last quarter of 2008. The charge is attributable to impairment of goodwill, intangibles and other long-lived assets recorded in connection with an acquisition in the Biometrics division. The non-cash impairment charge does not impact the Company’s ongoing business operations and will not have any impact on its compliance with debt covenants, cash flow or liquidity.

After giving effect to the $528.6 million non-cash non-recurring impairment charge, the Company’s loss for the year was $548.7 million, or ($7.08) per diluted share based on weighted average shares outstanding of 77.5 million compared to net income of $17.7 million, or $0.24 per diluted share for the full year ended December 31, 2007. Excluding non-cash non-recurring items in Q4 of 2007 and 2008 resulting from impairment charges and non-recurring tax charges and credits, the net loss would have been $0.12 per diluted share in 2008 and the net income would have been $0.01 per diluted share in 2007.

Unlevered free cash flow for 2008 was $47.5 million as compared to $39.7 million in 2007. Cash flow was driven by organic growth, acquisitions, operating leverage, and the reduction of days-sales-outstanding from 73 to 65 days, offset by shipments made at the end of Q4 2008 that were collected in Q1 2009.

“The significant non-cash impairment charges in 2008 will not impact Company operations and are not reflective of the many positive accomplishments that we achieved this year,” said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. “We continue to take important steps in reducing costs, strengthening the Company’s financial position, and building on our leadership in key areas including multi-modal biometric devices and software, as well as credentialing solutions.”

Fourth Quarter and Full Year 2008 Highlights

Backlog at December 31, 2008 increased to approximately $1.1 billion from $715.0 million as of December 31, 2007 and $523.0 million as of December 31, 2006.  Backlog includes funded backlog and firm customer orders for which funding are not contractually obligated. Approximately 84 percent of revenue for 2009 is expected to come from backlog. Additional highlights include:

Secure Credentialing Division
•

The acquisition of the ID Systems business from Digimarc was completed in 2008. Integration of the business into the Secure Credentialing division is on schedule, with synergies targeted at $15.0 million.

•

Domestic driver's license awards and contract extensions in 2008 totaled $203.2 million. International credentialing program contracts totaled $47.8 million from Latvia, Paraguay, Panama, Mexico, and Chile, among others.

•

The U.S. Passport Card contract was awarded to L-1 with a negotiated value of $215.0 million over five years, as well as $24.8 million over five years for the new U.S. Border Crossing Card (BCC) as part of an expansion to the U.S. Passport Card program. Of that, approximately $19.0 million was recognized in 2008.

•

Registered Traveler (RT) services were added to six new terminals in 2008 at the Denver, Oakland, Dulles, Reagan, Salt Lake City, Atlanta, and Boston airports. Today L-1 maintains over 150 RT kiosks in 34 terminals throughout 18 airports. The kiosk systems include L-1 iris algorithms, document authentication scanners and live scan fingerprint devices for enrollments and verification. There were 176,863 active members in the RT program at the end of 2008.

Biometrics Division

•

The Department of Defense (DoD) next generation ABIS system went live on Jan. 29, 2009 and performance and functionality of the system are exceeding customer expectations. L-1 provided multi-biometric search technology for finger, face, iris and palm; fusion technologies that blend independent biometric match scores for increased probability of accurate matching; forensic examiner tools for use when searching on latent and/or poor quality images; and professional services for integration, implementation and data conversion.

•

Awards in hardware, software and services in support of multimodal biometric devices totaled approximately $40.9 million in 2008. This included a $4.5 million order not previously announced for HIIDEs and other hardware and software to provide access control and enrollment capabilities at military base entry control points.

•	The next generation HIIDE was designed and developed in conjunction with a key customer and will be available in the first quarter of 2009.
•

A new Live Scan device was unveiled this year, the TouchPrint( Enhanced Definition 4800 Live Scan, which captures forensic-quality ten print and palm images on a single platen. The device also is a modular component of the HIIDE( Expansion Module (EM) Jumpkit.

Enterprise Access Division

•	The acquisition of Bioscrypt was completed in 2008 and added biometric-based access control solutions to the L-1 Identity management portfolio.
•	The division launched its next generation VisionAccess 3D Face Reader and orders are ahead of schedule.
•

The division will unveil a new state-of-the-art ruggedized next generation finger-based access control device in early 2009 that will be used in programs like Transportation Worker Identification Credential (TWIC).

Enrollment Services Division

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The Transportation Security Administration (TSA) selected L-1 to continue to serve as the prime contractor for enrollment services to commercial drivers seeking a Hazardous Materials Endorsement (HME) on their Commercial Driver’s License (CDL).

•

New contracts in excess of $300 million were announced in 2008 from NY, TX, WA, CA. The division grew organically in excess of 26 percent in 2007 and is poised for significant growth in 2009 based on contracts already in backlog.

•

The division opened more than 100 new enrollment centers across the country in 2008, bringing the total to more than 700. The division processed 1.5 million applicants in 2008, representing 50 percent growth over 2007.

Government Consulting Services Division

•

The division announced contracts and agreements in 2008 valued at $143.5 million from Advanced Concepts Information Technology Solutions and $74.0 million from McClendon Engineering and Analytical Solutions. Due to the confidentiality of customer programs, most contracts in this division cannot be publically announced.

•	SpecTal Intelligence Services experienced year-over-year growth in 2008 of 36 percent.

Forward Looking Financial Expectations

The Company expects revenue for the first quarter ending March 31, 2009 of between $145.0 million - $150.0 million, Adjusted EBITDA of $17.0 million - $19.0 million and an EPS loss in the range of ($0.05) - ($0.03). Earnings per diluted share, exclusive of stock based compensation, is expected to be in the range of $(0.02) - $(0.01).

The Company expects revenue to increase throughout the year, driven by follow-on business with existing customers and new awards for the Biometrics and Secure Credentialing divisions that were recently awarded or scheduled for shipment later in the year.

Excluding any further acquisitions, the Company expects revenue for the full-year ending December 31, 2009 of $725.0 - $750.0 million, organic growth of 15-20 percent, Adjusted EBITDA of $100.0 million - $110.0 million, unlevered free cash flow of between $75.0 million - $85.0 million, and EPS of $0.08 - $0.15. Earnings per diluted share, exclusive of stock based compensation, is expected to be in the range of $0.20 - $0.27.

At the end of Q4 2008, total net debt is approximately $446.5 million which includes $292.0 million outstanding in senior secured loans, $175.0 million of convertible notes and $20.5 million in cash.

Looking ahead, the Company’s 2009 expected Adjusted EBITDA and free cash flow is adequate to cover operating expenses, fixed debt service, and capital expenditures. The Company also expects to have excess cash to pay down debt in excess of required amortization. In addition, the Company has approximately $120.5 million available under a revolving credit facility after letters of credit and subject to debt covenants.

Conference Call Information

The Company will host a conference call with the investment community to discuss its operating results and outlook beginning at 11:00 a.m. (ET) today. The conference call will be available live over the Internet at the investor relations section of the L-1 website at www.L1ID.com. To listen to the conference call, please dial (888) 562-3356 using the passcode 80518308. For callers outside the U.S., please dial (973) 582-2700 with the passcode 80518308. A recording of the conference call will be available starting two hours after the completion of the call. To access the replay, please dial (800) 642-1687 and use passcode 80518308. To access the replay from outside the U.S., dial (706) 645-9291 and use passcode 80518308.

About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID) offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance, usage and access control. Our convenient and secure fingerprinting service centers process civilian enrollment and credentialing for U.S. and Canadian government-licensed jobs and we offer a diverse set of government security consulting services that encompass the most important areas of security and intelligence in the U.S. today. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

Organic Growth

Organic growth represents the increase in revenues in the current period, expressed as a percentage. It excludes businesses acquired in 2008 but includes businesses acquired in 2007 for the full years of 2007 and 2008.

Adjusted EBITDA

L-1 Identity Solutions uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, income taxes, impairments of long-lived assets and goodwill, depreciation, amortization, and stock- based compensation expense. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business before and after the adoption of SFAS 123 (R) and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 Identity Solutions financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as impairments of long-lived assets and goodwill, amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate the Company's operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management.

L-1 Identity Solutions considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense, impairments of long lived assets and goodwill, stock compensation expense, and income taxes, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. L-1 Identity Solutions believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net income (loss) and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. A reconciliation of Adjusted EBITDA to GAAP net income or loss is included in the enclosed schedule.

Unlevered Free Cash Flow

Unlevered free cash flow represents cash flow from operating activities, plus cash interest expenses and cash income taxes, less capital expenditures. L-1 believes unlevered free cash flow is a useful measure for assessing the company's liquidity, its ability to meet debt service requirements and making acquisitions. Unlevered free cash flow is not necessarily comparable to similar measures used by other entities and is not a substitute for GAAP measures of liquidity such as cash flows from operating activities.

Backlog

L-1's backlog represents sales value of firm orders for products and services not yet delivered and for long term executed contractual arrangements (contracts, subcontracts, and customer commitments), the estimated future sales value of estimated product shipments, transactions processed and services to be provided over the term of the contractual arrangements, including renewal options expected to be exercised.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, continuing availability of government and other customers’ funding for L-1's products and solutions, the unpredictable nature of working with federal, state and local government customers, both domestically and internationally, and general economic and political conditions. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarterly period ended September 30, 2008. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

ID-F

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L1 Identity Solutions Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Revenues:
Total Revenue	$147,460	$113,862	$562,872	$389,507
Cost of Revenues:
Cost of revenues	99,094	69,066	370,182	241,336
Amortization of intangible assets	6,617	7,257	24,687	27,095
Total cost of revenues	105,711	76,322	394,869	268,431
GrossProfit	41,749	37,540	168,003	121,076
Operating expenses:
Sales and marketing	10,138	7,322	37,055	27,719
Research and development	6,705	4,015	25,244	18,482
General and administrative	24,610	17,970	86,721	62,279
Asset impairments and merger related expenses	528,802	5,000	529,683	5,000
Amortization of intangible assets	526	908	2,996	2,519
Total operating expenses	570,781	35,215	681,699	115,999
Operating income (loss)	(529,032)	2,325	(513,696)	5,077
Interest income	82	99	288	407
Interest Expense:
Interest expense	(7,384)	(3,173)	(19,168)	(10,015)
Amortization of deferred financing costs & debt discount	(1,604)	(444)	(4,178)	(1,296)
Other (expense) income, net	269	(366)	(260)	(508)
Income (loss) before income taxes	(537,669)	(1,559)	(537,014)	(6,335)
Benefit (provision) for income taxes	(11,146)	27,782	(11,690)	24,001
Net income (loss)	$(548,815)	$26,223	$(548,704)	$17,666
Net income (loss) per share:
Basic	$(6.55)	$0.37	$(7.08)	$0.25
Diluted	$(6.55)	$0.35	$(7.08)	$0.24
Weighted average shares outstanding
Basic	83,834	71,615	77,518	71,663
Diluted	83,834	77,666	77,518	72,385

L1 Identity Solutions
Condensed Consolidated Balance Sheets (in thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$20,449	$8,203
Accounts receivable, net	105,606	90,210
Inventory	34,509	21,534
Deferred tax asset	20,917	13,253
Other current assets	9,628	3,890
Total current assets	191,109	137,090
Property, plant, and equipment	81,268	23,451
Goodwill	890,977	1,054,270
Intangible assets, net	108,282	184,237
Deferred tax asset	21,052	37,293
Other Assets	25,214	9,304
Total assets	$1,317,902	$1,445,645
Liabilities and Shareholder's Equity
Current Liabilities:
Accounts payable and accrued expenses	$118,109	$81,549
Current portion of deferred revenue	16,998	12,279
Current portion of long term debt	19,256	169
Other current liabilities	2,559	2,224
Total current liabilities	156,922	96,221
Deferred revenue, net of current portion	13,323	4,671
Long-term debt	448,458	259,000
Other long-term liabilities	1,861	1,036
Total liabilities	620,564	360,928
Shareholder's Equity:
Total shareholders' equity	697,338	1,084,717
Total liabilities and shareholders' equity	$1,317,902	$1,445,645

L-1 Identity Solutions
Reconciliation of Adjusted EBITDA to Net Income(Loss) in thousands
(Unaudited)

Historical Periods	Quarter Ended December 31,
	2008	2007

Net Income (Loss)	($548,815)	$26,223

Interest Expense, net	8,906	3,518
Depreciation and amortization	15,040	10,851
Stock-based compensation expense	7,918	3,361
Asset impairments	528,577	5,000
Provision (benefit) for income taxes	11,146	(27,783)

Adjusted EBITDA *	$22,772	$21,170

	Year Ended December 31,
	2008	2007

Net Income (Loss)	($548,704)	$17,666

Interest Expense, net	23,058	10,903
Depreciation and amortization	49,412	39,237
Stock-based compensation expense	18,064	11,291
Asset impairments	528,577	5,000
Provision (benefit) for income taxes	11,691	(24,001)

	$82,097	$60,096
Adjusted EBITDA*

*Includes impact of one time Digimarc acquisition costs of $0.2 million for the quarter and $1.4 million for the year.

	Quarter Ending March 31, 2009	Year Ending December 31, 2009

Net Income (Loss)	$(4,000)- (3,000)	$7,000- 13,000

Interest Expense, Depreciation &Amortization ,and Stock-based Compensation	24,000	89,000
Provision (benefit) for income taxes	(3,000)-(2,000)	4,000- 8,000

Adjusted EBITDA *	$17,000 - 19,000	$100,000 - 110,000

L-1 Identity Solutions
Unlevered Free Cash Flow
(Unaudited)
(In thousands)
	Year Ending December 31,
	2008	2007	2009

Cash Flow from Operating Activities	$52,800	$40,900	$75,000-85,000
Interest paid, net	15,300	8,600	30,000
Tax Effect on Stock Options Exercised	700	2,700	-
Taxes Paid	1,200	500	2,000
Capital Expenditures	(22,500)	(13,000)	(32,000)

Unlevered Free Cash Flow	$47,500	$39,700	$75,000-85,000